EXHIBIT 2.33
Lorus Therapeutics Inc.
and its subsidiaries and affiliates
Code of Business Conduct and Ethics

INTRODUCTION

It is our policy that our employees, officers, directors, consultants and agents are held to the highest standards of honest and ethical conduct when acting on our behalf.  In this Code of Business Conduct and Ethics (the “Code”), all references to “we”, “us”, “our”, “the Company” and similar references refer to Lorus Therapeutics Inc. and its affiliates and subsidiaries.

“At Lorus we are dedicated to the highest standards of ethical behaviour.  These standards guide us in all aspects of our business culture whether it be with our employees, our shareholders, our business partners or cancer patients everywhere.”
- Dr. Aiping Young, President and Chief Executive Officer of Lorus Therapeutics Inc.

The Code is intended to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and Company interests;
•	full, fair, accurate, timely and understandable disclosure in continuous disclosure reports and documents filed with or submitted to securities regulators and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the Code to the appropriate person identified in the Code; and
•	accountability for adherence to the Code.

The Code is intended to provide general guidance as to ethical behaviour when dealing with other people - - from employees, officers and directors to customers, suppliers, government authorities and the public.  The Code is available at a dedicated page on the Company’s website (www.lorusthera.com) and on SEDAR (www.sedar.com). All of our directors, officers, employees, agents and consultants (the “Representatives”) are expected to adhere to the principles of the Code in their dealings with us and on our behalf.

CONFLICTS OF INTEREST

A “conflict of interest” occurs whenever your private interests interfere in any way (or even appear to interfere) with the interests of the Company and your employment duties and responsibilities.

You must avoid any investment, interest, association or other relationship that interferes, might interfere, or might be thought to interfere, with your independent exercise of judgment in the Company’s best interest and otherwise with your professional obligations to the Company.  Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest must be disclosed as soon as possible to a member of the senior management team or if a member of the senior management team is not available, to the Chair of the Audit Committee and if none of them is available, to your immediate supervisor. Contact information for the Chair of the Audit Committee can be obtained on a confidential basis from the Office Manager or the Finance Department. Officers and directors should make such disclosure to the Chair of the Audit Committee.

There are many situations that could give rise to a conflict of interest.  The most common include but are not limited to:

•	accepting gifts with a value exceeding $200 or other favours or “kickbacks” from suppliers;
•	employment by another company with which the Company transacts business or which is potentially a competitor of the Company;
•	ownership of a significant part of another company or business with which the Company transacts business;
•
close or family relationships with outside suppliers - the closeness of the relationship might lead an employee to inadvertently compromise the Company’s interests.  Several factors to consider include: the relationship between us and the other company; the nature of one’s responsibilities as a Company employee, and those of the person close to the employee; and the access each person has to his or her respective employer’s confidential information;

•
passing confidential information to competitors - employees must treat all information from its customers, suppliers, or other third parties with the same degree of care as they are required to treat the Company’ own information;

•	loans by the Company to directors and executive officers;
•	investment activity using insider information; and
•
providing assistance to an organization that markets products and services in competition with the Company’s own products or services  Such organizations include suppliers, competitors, customers, and distributors.

Conflicts of interest may not always be readily apparent, so if you are in doubt as to whether undertaking a particular course of action may lead to a conflict of interest or if you become aware of a conflict or potential conflict, you should consult with your immediate supervisor or a member of senior management of the Company.

bribes

All dealings between directors, officers, employees, agents and consultants and public officials are to be conducted in a manner that will not compromise the integrity or the reputation of any public official or of the Company.  The appearance of impropriety in dealing with public officials, whether domestic or foreign, is improper and unacceptable.  Any participation, whether directly or indirectly, in any bribes, kickbacks, illegal gratuities, indirect contributions or similar payments is expressly forbidden, whether or not they might further the interests of the Company.  A high standard of integrity is of the utmost importance to the Company.

Fair Dealing

All employees, officers and directors of Lorus should endeavour to deal fairly, on a timely basis, with clients, competitors, suppliers and service providers. No employee, officer or director may take advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or other unfair dealing practice.

Protection and Proper Use of Company Assets and Opportunities

Our property is of significant value to our competitiveness and success as a business.  Company assets are for Company business and for Company use.   You must not obtain, use or divert our property for personal use or benefit, materially alter or destroy our property or remove it without prior management approval.  Theft, carelessness and waste have a direct impact on the Company’s profitability. All of our assets should be used for legitimate business purposes.

The Company is entitled to determine who should have access to its proprietary information and for what purpose.  Representatives must not use or disclose confidential information except as authorized by the Company and must implement and/or follow safeguards to prevent loss of such information.

Commercial and other corporate opportunities of the Company are an important asset of the Company and must be protected by our Representatives.  Any diversion of corporate opportunities through the use of information learned in one’s capacity as a Representative of the Company will not be tolerated and should be reported to a senior officer of the Company and if such activity involves a senior officer of the Company, should be reported directly to the Chairman of the Audit Committee or ConfidenceLine.

Representatives will not use their employment status to obtain personal gain from those doing or seeking to do business with the Company.  If improper financial benefit is gained by a Representative through a spouse, child or relative sharing the same residence as the employee, as a result of his or her employment, or by the use or misuse of confidential information, the Representative must account for any benefit received.  Representatives must act in such a manner that their conduct will bear the closest scrutiny should circumstances demand that it be examined.

Accounting and Records

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail and must reflect accurately and fairly, our operations and financial position, underlying transactions and dispositions of assets.  These books, records, underlying transactions and statements must conform to applicable legal requirements, to our system of internal controls and to generally accepted accounting principles.

You must ensure the accuracy and integrity of our corporate records and that all of our assets and liabilities are properly recorded on the Company’s books.  In maintaining accurate books and records, you should:

•	cooperate with the Finance Department of the Company and external auditors;
•	report transactions that do not seem to serve a legitimate purpose;
•
report any attempts by management to override existing internal controls where so doing would have the potential to cause a material misstatement in the financial statements or would result in a missappropration of Company assets;

•	volunteer knowledge of any untruthful or inaccurate statements or records, whether intentionally or unintentionally made;
•	make sure that contracts to which the Company is a party are in writing;
•
make sure that side letters or comfort letters which are not mentioned in the main document and are not exhibits, appendices or attachments to the main document are executed only after being approved by a member of senior management and

•	make sure that our records are always retained or destroyed according to our document retention policies.

Public Company Reporting

As a public company, it is critical that our filings with securities regulatory authorities be accurate and timely.

You may not, directly or indirectly, make or cause to be made a materially false or misleading statement, or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made not misleading, in light of the circumstances in which such statements were made, to the Company’s independent auditors, the Audit Committee, the Board of Directors or to a member of the Company’s Finance Department, including without limitation in connection with:

1.	any audit or examination of the financial statements of the Company; or
2.	the preparation or filing of any document or report required to be filed with any regulator.

 You may not, directly or indirectly take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company that are required to be filed with regulators, if you knew or were unreasonable in not knowing that such action could, if successful, result in rendering such financial statements materially misleading.

Our policy is to comply with all applicable financial reporting and accounting regulations applicable to us. If you have concerns or complaints regarding questionable accounting or audit matters of the Company, then you should submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors which will, subject to its duties arising under applicable law, regulations and legal proceedings treat such submissions confidentially. Such submissions may be directed to the attention of the Audit Committee, or any director who is a member of the Audit Committee (or ConfidenceLine).

compliance with laws

You are expected to comply with both the letter and spirit of all applicable laws and governmental rules and regulations. You should be aware of and, to the extent you are a member of senior management, are responsible for establishing and maintaining procedures to:

•	understand applicable laws and governmental rules and regulations;
•	monitor compliance with applicable laws and governmental rules and regulations; and
•
identify any possible violations of applicable laws and governmental rules and regulations and report to a member of the senior management team and correct in a timely and effective manner any violations of applicable laws or governmental rules and regulations.

Amendments, Modifications and Waivers of the Code

The Code may be amended, modified or waived by our Board of Directors and waivers may also be granted by the Corporate Governance Committee of the Board, subject to the disclosure and other provisions of applicable securities laws, regulations and policies.

Reporting any Illegal or Unethical Behaviour and Violations of The Code: Whistle Blower Policy

Illegal or unethical behaviour and any violation of the Code and its requirements are taken seriously by us.  If you are concerned that illegal or unethical behaviour or violations of the Code may be taking place, you should contact, orally or in writing, an officer of the Company or your immediate supervisor.  Concerns or complaints regarding questionable accounting or audit matters should be submitted to the Audit Committee.  The report should include all evidence of activity by a department or Representative of the Company that may constitute any of the following:

•	corporate fraud;
•	unethical business conduct;
•	override of internal controls by management that potentially would result in a material misstatement of financial information or would result in a missappropration of Company assets;
•	a violation of federal, provincial or municipal law; or
•	substantial and specific danger to the health and safety of any individual.

The party receiving your report will record receiving the report and document how the situation was handled.

In instances where you have not received a satisfactory response from an officer or your immediate supervisor, or if you are uncomfortable addressing your concerns to these individuals, we have engaged ConfidenceLine, an independent third party supplier, to provide a confidential and anonymous communication channel for reporting concerns about possible violations of the Code as well as auditing matters, internal accounting controls, financial and accounting irregularities or fraud.  The ConfidenceLine Call Centre is available 24 hours a day, seven days a week and provides assistance in more than 150 languages.  All inquiries will be handled promptly and discreetly.

To make a report you may call 1-800-661-9675 within Canada or the United States.

If you bring forward a complaint, you have the right to remain anonymous and your confidentiality will be protected, except as necessary to conduct the investigation and take any remedial action, and subject to and in accordance with applicable law, regulation or legal proceedings.  We will not permit retaliation, harassment, discharge, or other types of discrimination, including but not limited to, compensation or terms and conditions of employment of any kind by or on behalf of the Company or you, in respect of reports made in good faith or complaints of violations of this Code or other illegal or unethical conduct.   In addition, no individual may be adversely affected if he or she refuses to carry out a directive which constitutes fraud or violation of any of the noted incidents.  Nevertheless, if you participated in the alleged violation or alleged illegal or unethical behaviour, disciplinary action may be necessary.  Disciplinary action up to and including dismissal will be taken against anyone who retaliates, directly or indirectly, or encourages others to do so, against anyone who reports a violation of the Code or illegal or unethical behaviour.

All Representatives have a duty to cooperate in an investigation.  Should a Representative fail to cooperate or provides false information in an investigation, the Company will take effective remedial action commensurate with the severity of the offense.  The action may include disciplinary measures up to and including termination of employment.

To protect our good name, we may discipline and/or terminate our relationship or affiliation with any Representative who breaches the Code, its related policies or engages in illegal or unethical behaviour.  In the case of members of the board of directors, we may require that they resign from their position.

Dissemination

A member of the senior management team will send out an e-mail to all Representatives on an annual basis, reminding them of their obligations under the Code.

Where to Seek Clarification

Conflict of Interest.............................................	Chief Executive Officer

Employee Issues................................................	Your immediate Supervisor Chief Executive Officer

Legal Matters.....................................................	Director of Finance

Media Inquiries..................................................	Chief Executive Officer

Illegal Unethical Behaviour or Suspected Breach of this Code..........................	Your supervisor Member of senior management Chairman of the Audit Committee ConfidenceLine